Exhibit 99.1

EXCO RESOURCES, INC. ANNOUNCES CLOSING OF SALE OF CERTAIN

MID-CONTINENT AND EAST TEXAS PRODUCING ASSETS

DALLAS, TEXAS, August 11, 2009…EXCO Resources, Inc. (NYSE: XCO) (“EXCO”) announced today it has closed the sale to an affiliate of Encore Acquisition Company (NYSE: EAC) (“Encore”) of its Norge Marchand Unit in Grady County, Oklahoma, other selected Oklahoma, Kansas and Texas Panhandle assets, and its Gladewater Field and Overton Field assets in Gregg, Upshur and Smith Counties, Texas for $356.1 million in cash which was received at closing. The effective date of the sale was April 1, 2009.

As of December 31, 2008, the properties included estimated proved reserves of 4.7 million barrels of oil (Mmbbls) and 148 billion cubic feet (Bcf) of natural gas, or 176 billion cubic feet of natural gas equivalent (Bcfe), based on year-end 2008 SEC pricing. Current net production includes 1,194 barrels of oil per day and 28.8 million cubic feet per day of natural gas, or 36.0 million cubic feet of natural gas equivalent per day. The sale includes approximately 66,700 net acres, of which approximately 7,000 acres are undeveloped, and also includes gathering systems and compression attributable to certain of the assets.

The proceeds from the sale were applied to repay a portion of EXCO’s credit facilities.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in East Texas, North Louisiana, Appalachia, West Texas and the Mid-Continent.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Business plans may change as circumstances warrant. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: acquisitions, recruiting and new business solicitation efforts, estimates of reserves, commodity price changes, the extent to which EXCO is successful in integrating recently acquired businesses, regulatory changes and general economic conditions. These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission. EXCO undertakes no obligation to publicly update or revise any forward-looking statements.